James D. Faircloth
6578 Rustic Villa Ln
Frisco, TX 75036-3057

Mr. Faircloth:
We are very pleased to offer you employment at Natural Gas Services Group, Inc. (“NGS” or the “Company” or “we”). Your employment is subject to the terms and conditions set forth in this letter. Subject to those conditions, your anticipated start date is Monday, February 13, 2023.
Position: This offer is for the position of Interim Chief Financial Officer (“Interim CFO”). Your responsibilities will be those typically associated with an Interim CFO position, include those of the principal financial officer and principal accounting officer of NGS for purposes of applicable Securities and Exchange Commission regulations and NGS requirements. It is mutually understood that your employment will continue until terminated upon twenty (“20”) days written notice.
As Interim CFO, you will perform duties and responsibilities that are commensurate with such position and such other duties that may be assigned to you from time to time. You will report to the Board of Directors of the Company. The position of Interim CFO will be a full-time, exempt position. You shall report regularly to the company’s headquarters and may also work remotely in consultation with the CEO.
You will be expected to devote sufficient time and effort to the performance of your duties and responsibilities for NGS, and to abide by all policies and procedures.
At-Will Employment: Your employment with NGS will be at-will, meaning you or NGS may terminate the employment relationship at any time, for any reason, with or without notice. The at-will nature of your employment may only be changed by an express written agreement signed by you and NGS’s Chief Executive Officer.
Compensation: In consideration of your services, you will be paid a salary at a rate of $100 per hour. Payroll will be paid every other week on our customary payroll dates. Payments will reflect all applicable deductions including payroll taxes and will be payable in accordance with the regular payroll practices of Precision Optics Corporation.
Confidentiality: In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company (as defined below), in connection with your business relationship with the Company, you hereby represent and agree as follows:
Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed in whole or in part by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, contracts and agreements, accounting information, information about the Company’s financial results of operations, and other information which would an executive officer of a publicly-traded company would reasonably be expect to keep confidential.
No Disclosure and Use. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to any person or entity, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except in good faith as may be necessary in the course of the performance of your duties for the Company and in the best interests of the Company. You further agree that you will not use, directly or indirectly, any Confidential Information without the prior written consent of the Company, except in good faith as may be necessary in the course of the performance of your duties and in the best interests of the Company.
This Section shall survive termination of your employment with the Company
Benefits: You will be eligible to participate in the employee benefit plans and programs generally available to NGS’s employees. A list of current employee benefits will be provided to you. NGS reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.
Conditions of Employment: This offer of employment is contingent upon verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your start date. In addition, this offer is contingent on your execution of the Company’s “Code of Business Conduct Agreement.” This offer will be withdrawn if the above conditions are not satisfied.
By signing below to accept this offer of employment, you give us assurance that you have not relied on any agreement or representation, express or implied, with respect to your employment that is not set forth expressly in this letter. You also represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also confirm that you will inform NGS about any such restrictions and provide NGS with as much information about them as possible.
J.D., we are looking forward to having you join the team. Please do not hesitate to contact us if you have any questions.
Regards,
/s/: Stephen C. Taylor
Signature

Stephen C. Taylor
Chief Executive Officer

404 Veterans Airpark Lane, Suite 300    Midland TX 79705    432-262-2700

Employee Acceptance

I, James D. Faircloth, hereby accept the offer of employment as herein stated.

/s/: James D. Faircloth_
Signature

Feb 8, 2023__________
Date
404 Veterans Airpark Lane, Suite 300    Midland TX 79705    432-262-2700